Exhibit 99.1

Entero Therapeutics’ Chairman and CEO James Sapirstein Provides Business Update with Focus on Latiglutenase Development Program

BOCA RATON, Fla., July 31, 2024 (GLOBE NEWSWIRE) – Entero Therapeutics, Inc., (NASDAQ: ENTO), (“Entero Therapeutics” or the “Company”), a clinical-stage biopharmaceutical company specializing in the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases, today released a letter from James Sapirstein, the Company’s Chairman and CEO, to provide stockholders with a business update.

LETTER FROM OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER

To my fellow stockholders,

We are making substantial progress in the development and on the regulatory pathways with our lead product candidate, latiglutenase, a late-stage clinical asset for the treatment of celiac disease. Our primary focus is on advancing latiglutenase into a pivotal Phase 3 trial in 2025. Our recent regulatory agency interactions and operational changes outlined below reflect our sharp focus on positioning Entero for success with this lead program that can potentially address the unmet treatment needs for the millions of people currently struggling with celiac disease.

After reviewing previous results from the Phase 2b clinical trial of latiglutenase, we decided to submit two Type D meeting requests to the FDA to build a more precise and efficient Phase 3 clinical trial design and development plan for latiglutenase.

The first meeting request seeks approval to change the number of proposed cohorts in the latiglutenase Phase 3 trial from three (600 mg, 1200 mg and placebo) to two (1200 mg and placebo). Since the safety of 1200 mg of latiglutenase has been shown to be comparable to lower doses in previous Phase 2 trials, we believe the higher dose will maximize the efficacy of latiglutenase and provide us with the greatest potential to achieve success in the primary endpoint and key secondary endpoints. This adjustment should reduce the number of patients required for a Phase 3 trial and has the potential to both lower its estimated cost and shorten the time to an interim data read-out and trial completion by several months.

We also plan to submit a second Type D meeting request in the next few weeks to finalize our histology-related secondary efficacy endpoints based on previous FDA communications and recent Phase 2 study results demonstrating statistically significant histologic improvements relative to placebo using the highest doses of latiglutenase.

Additionally, we are preparing a response to the most recent end of Phase 2 and Type C meeting correspondence with the FDA to propose an updated protocol and streamlined trial design with the single-dose regimen and a focus on the most severe and symptomatic patient population demonstrating intestinal damage. These modifications are designed to expedite and maximize the potential success of the Phase 3 clinical trial.

Despite the challenging market conditions affecting all clinical-stage biopharma companies, we completed a small financing that generated $1.9 million in gross proceeds to help support our movement toward initiation of the Phase 3 trial. We have also consolidated our bi-coastal operations into one office at our Boca Raton headquarters. This move streamlines processes, reduces overhead costs and creates a more cohesive work environment, enabling our team to work more efficiently and effectively toward our goals.

We thank our stockholders for their continued support and confidence. By focusing our resources and efforts on our most promising program, we are in the strongest position for near-term success, which will serve as a foundation for the advancement of latiglutenase.

Sincerely,

James Sapirstein

Chairman and CEO

Entero Therapeutics, Inc.

About Entero Therapeutics, Inc.

Entero Therapeutics is a clinical-stage biopharmaceutical company specializing in the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases. The Company is currently advancing a therapeutic development pipeline with multiple late-stage clinical programs built around three proprietary technologies: latiglutenase, a Phase 3-ready, potentially first-in-class, targeted, oral biotherapeutic for celiac disease; capeserod, a selective 5-HT4 receptor partial agonist being developed for gastroparesis; and adrulipase, a recombinant lipase enzyme designed to enable the digestion of fats and other nutrients in cystic fibrosis and chronic pancreatitis patients with exocrine pancreatic insufficiency. Entero Therapeutics is headquartered in Boca Raton, Florida. For more information visit www.enterothera.com.

Forward-Looking Statements

This press release may contain certain statements relating to future results which are forward-looking statements. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements, depending on factors including the Company’s current and future capital requirements and its ability to raise additional funds to satisfy its capital needs, whether any financing or licensing transaction may be obtained, completed in an untimely manner, or not at all; whether the Company will be able to realize the expected benefits of its acquisition of  ImmunogenX; the Company’s ability to integrate the assets and contemplated commercial operations acquired from ImmunogenX into the Company’s  business; whether results obtained in preclinical and nonclinical studies and clinical trials will be indicative of results obtained in future clinical trials; whether preliminary or interim results from a clinical trial will be indicative of the final results of the trial; whether the Company will be able to maintain compliance with Nasdaq’s continued listing criteria and the effect of a delisting from Nasdaq on the market for the Company’s securities; the size of the potential markets for the Company’s drug candidates and its ability to service those markets; and the effects of the First Wave Bio, Inc. acquisition, the related settlement and their effect on the Company’s business, operating results and financial prospects. Additional information concerning the Company and its business, including a discussion of factors that could materially affect the Company’s financial results are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, under the heading “Risk Factors,” as well as the Company’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For more information:

Entero Therapeutics, Inc.

777 Yamato Road, Suite 502

Boca Raton, FL 33431

Phone: (561) 589-7020

info@enterothera.com

Media contact:

Russo Partners

David Schull or Liz Phillips

(347) 956-7697

david.schull@russopartnersllc.com

elizabeth.phillips@russopartnersllc.com